Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

Dated as of october 20, 2020

by and between

JUSTICE BRAND HOLDINGS LLC, as Purchaser,

ASCENA RETAIL GROUP, INC., as the Company,

and

the other Sellers named herein

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 20, 2020, by and among Justice Brand Holdings LLC, a New York limited liability company (“Purchaser”), solely for purposes of Section 6.13, Bluestar Alliance LLC, a New York limited liability company, (“Guarantor”), Ascena Retail Group, Inc., a Delaware corporation (the “Company”), and the Subsidiaries of the Company that are indicated on the signature pages attached hereto (together with the Company, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in herein shall have the meanings set forth herein or in Article XI.

Whereas, the Company and the other Sellers filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division) (the “Bankruptcy Court”), which chapter 11 cases will be jointly administered for procedural purposes (collectively, the “Bankruptcy Case”);

Whereas, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the transactions contemplated herein are subject to the approval of the Bankruptcy Court, and will be consummated only pursuant to and upon entry of the Sale Order by the Bankruptcy Court on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows.

Article I

Purchase and Sale of the Acquired Assets;
Assumption of Assumed Liabilities

1.1              Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser, or Purchaser’s designee, and Purchaser, or Purchaser’s designee, shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means the following assets of Sellers (but excluding in all cases the Excluded Assets):

(a)               to the extent assignable under applicable Law, all (i) Contracts (other than purchase orders) listed on Schedule 1.1(a)(i) and (ii) subject to Section 6.15, Liabilities with respect to purchase orders for Inventory that is designated exclusively for sale via the Business or the business of operating brick-and-mortar retail stores under a Transferred Trademark (the “Retail Business”) and that has not yet been delivered to Sellers’ distribution centers and is delivered during the period beginning on December 1, 2020 and ending on April 30, 2021 (such Inventory, the “PO Inventory”), subject to a maximum aggregate purchase amount under such purchase orders of $20,000,000, which purchase orders are either listed on Schedule 1.1(a)(ii) or are entered into after the date hereof in accordance with Section 6.1(b) (collectively, the “Assigned POs” (provided that, for the avoidance of doubt, no purchase order for fabric shall be included in the Assigned POs); the Contracts and the Assigned POs to be assigned to Purchaser in accordance with the terms of this Agreement shall be referred to herein as the “Assigned Contracts”);

(b)               (1) all interests of Sellers in and to all Intellectual Property exclusively used or held for use in the Business or the Retail Business and (2) the following and all Intellectual Property rights of Sellers related thereto: (i) copyright registrations and applications therefor set forth on Schedule 1.1(b)(i); (ii) internet domain name registrations and social media accounts set forth on Schedule 1.1(b)(ii); (iii) patents and patent applications listed on Schedule 1.1(b)(iii), including, for clarity, reissues, reexaminations, continuations, continuations in part (only with respect to subject matter disclosed), divisionals, requests for continuing examinations or continuing prosecution applications, and design registrations; (iv) trademark registrations and applications set forth on Schedule 1.1(b)(iv), together with all variations and acronyms thereof, all Trademarks containing, incorporating or based on any of the foregoing and all goodwill associated with the foregoing (the “Transferred Trademarks”), including, to the extent in Sellers’ possession, the historical trademark file for each; and (v) without limiting the foregoing, the name “Justice” and any derivation thereof (the assets described in this Section 1.1(b), collectively, the “Transferred Intellectual Property”);

(c)               (i) all rights to collect royalties and proceeds in connection with the Transferred Intellectual Property with respect to the period from and after the Closing, (ii) all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, the Transferred Intellectual Property and (iii) any and all corresponding rights that, now or hereafter, may be secured throughout the world with respect to the Transferred Intellectual Property;

(d)              to the extent transferable under applicable Law (including as an asset that is part of an acquisition, bankruptcy, or other transaction under the exemption from the definition of “sale” set forth in California Civ. Code Section 1798.140(t)(2)(D)) and Sellers’ privacy policy attached hereto as Schedule 6.11, the Customer Data (for clarity, it is understood and agreed by Purchaser that Sellers and its Affiliates may have, now or in the future, certain data, pertaining to current, former or prospective customers of one or more of such Sellers or Affiliates that is similar or identical to certain Customer Data (e.g., an individual may be a customer or prospective customer of both the Business and Sellers’ or one or more of their Affiliates’ other businesses)) and nothing in this Agreement shall be deemed to transfer, assign or convey any rights to Purchaser with respect to such data that relates to such other businesses (such data of Sellers and Affiliates of Sellers being referred to as “Other Data”) or to in any way restrict the use of any Other Data by any Seller or Affiliates of Sellers (or by their successors or assigns);

(e)               to the extent transferable under applicable Law (including as an asset that is part of an acquisition, bankruptcy, or other transaction under the exemption from the definition of “sale” set forth in California Civ. Code Section 1798.140(t)(2)(D)) and Seller’s privacy policy attached hereto as Schedule 6.11, all Documents (except as expressly excluded in Section 1.2) to the extent used or held for use in the Business or the Retail Business;

(f)                to the extent transferable under applicable Law, all Permits that are related exclusively to the Business;

(g)               insurance proceeds and insurance awards that are paid in respect of losses incurred prior to the Closing in respect of any of the Acquired Assets;

(h)               all IT Assets exclusively used or held for use in the Business or the Retail Business; and

(i)                 all of Sellers’ telephone numbers, fax numbers and email addresses that are exclusively used in the Business or the Retail Business and the GS1 prefix numbers, related to, used or held for use, in each case, exclusively in connection with the Business or the Retail Business.

1.2              Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, or convey, and Sellers shall retain all right, title and interest to, in and under all assets, properties, interests and rights of such Sellers that are not expressly included in the Acquired Assets (collectively, the “Excluded Assets”), including the following:

(a)               all assets expressly excluded from the definition of Acquired Assets pursuant to Section 1.1;

(b)               all Cash and Cash Equivalents, all bank accounts, and all deposits (including maintenance deposits, customer deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments, that have been prepaid by any Seller, and any retainers or similar amounts paid to Advisors or other professional service providers;

(c)               all Contracts of Sellers other than the Assigned Contracts (the “Excluded Contracts”);

(d)               all Documents (i) to the extent they relate to any of the Excluded Assets or Excluded Liabilities (including information stored on the computer systems, data networks or servers of any Seller); (ii) that are Sellers’ financial accounting Documents, all minute books, organizational documents, stock registers and such other books and records of any Seller as pertaining to ownership, organization or existence of such Seller, Tax Returns (and any related work papers) and any other Tax information or records, corporate seal, checkbooks, and canceled checks; (iii) that any Seller is required by Law to retain; provided that, in the case of (i) through (iii), to the extent not prohibited by applicable Law, Purchaser shall have the right to make copies of any portions of such Documents;

(e)               all Documents prepared or received by any Seller or any of its Affiliates in connection with the sale of the Acquired Assets, this Agreement, or the transactions contemplated hereby, including (i) all records and reports prepared or received by Sellers, any of their respective Affiliates or Advisors in connection with the sale of the Acquired Assets and the transactions contemplated hereby, including all analyses relating to the business of Purchaser or its Affiliates so prepared or received; (ii) all bids and expressions of interest received from third parties with respect to the acquisition of any of Sellers’ businesses or assets; (iii) all privileged materials, documents and records of a Seller or any of its Affiliates; and (iv) copies of documents, materials and data to the extent related to the Acquired Assets prior to the Closing Date;

(f)                all current and prior insurance policies of any of Sellers, including for the avoidance or doubt all director and officer insurance policies, and, except as set forth in Section 1.1(g), all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g)               all membership interests or other equity interests of any Seller or any of their respective Subsidiaries or securities convertible into, exchangeable, or exercisable for any such membership interests or other equity interests;

(h)               the sponsorship of all benefits plans, and any right, title or interest in any of the assets thereof or relating thereto;

(i)                (i) other than those against any go forward contract counterparties under the Assigned Contracts, all preference or avoidance claims or actions arising under the Bankruptcy Code or applicable Law, (ii) except as set forth in clauses (i) and (iii) of Section 1.1(c), all other rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment as of the Closing of any Seller, in each case, arising out of or relating to events occurring prior to the Closing Date, and (iii) all claims that any of Sellers may have against any Person with respect to any other Excluded Assets or any Excluded Liabilities;

(j)                Sellers’ claims or other rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument, or other document executed and delivered between any Seller and Purchaser in connection with the transactions contemplated hereby, or any other agreement between any Seller and Purchaser entered into on or after the date hereof;

(k)               all Tax Refunds and Tax attributes or any rights with respect thereto;

(l)                 all real estate and all interests in real estate;

(m)             except as set forth in Section 1.1(c), all demands, allowances, refunds, rebates (including any vendor or supplier rebates), rights (including under or with respect to express or implied guarantees, warranties, representations, covenants and indemnities), claims, counterclaims, defenses, credits, causes of action, rights of set off, rights of recovery or rights of recoupment relating to or arising against suppliers, vendors, merchants, manufacturers and counterparties to leases, licenses or any Contract, arising out of or relating to events occurring prior to the Closing Date;

(n)               Other Data;

(o)               the properties and assets set forth on Schedule 1.2(o); and

(p)               Inventory, other than Inventory acquired pursuant to Assigned POs and Acquired Inventory, if any, acquired by Purchaser pursuant to Section 1.6.

1.3              Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser shall irrevocably assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer, and assign to Purchaser, only the following Liabilities, without duplication and only to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities”):

(a)               all Liabilities of Sellers under the Assigned Contracts (excluding the Assigned POs) that become due from and after the Closing, but only to the extent that such Liabilities (i) are required to be performed after the Closing and (ii) are not (A) trade accounts payable or (B) Liabilities that (1) arise from breaches of or violations with respect to (including, without limitation, in contravention of their obligations set forth in this Agreement) such Assigned Contracts by Sellers or (2) were, pursuant to the terms of the applicable Assigned Contracts, to be performed on or prior to the Closing;

(b)               all Liabilities of Sellers under the Assigned POs, other than Liabilities arising out of or related to any breach, act or omission by Sellers prior to the Closing;

(c)               all amounts, if any, necessary to cure all monetary defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults under the Assigned Contracts, in each case as of the Petition Date and to the extent required by Section 365(b)(1)(A) and (B) of the Bankruptcy Code and any Order of the Bankruptcy Court (the “Cure Costs”);

(d)               all Liabilities arising out of the ownership or operation of the Acquired Assets by Purchaser from and after the Closing Date;

(e)               all Liabilities, including, for the avoidance of doubt, all Taxes (other than income Taxes of Sellers) with respect to the Acquired Assets attributable to any Post-Closing Tax Period;

(f)                all Liabilities for Transfer Taxes;

(g)               all Liabilities agreed to be assumed by Purchaser or for which Purchaser has agreed to be responsible in accordance with this Agreement; and

(h)               all Liabilities set forth on Schedule 1.3(h).

1.4              Excluded Liabilities. Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, Sellers or relating to the Acquired Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities”).

1.5              Assumption/Rejection of Certain Contracts.

(a)               Assumption and Assignment of Executory Contracts. Sellers shall provide timely and proper written notice of the Sale Motion to all parties to any executory Contracts to which any Seller is a party and take all other actions reasonably necessary to cause such Contracts elected by Purchaser to be Assigned Contracts hereunder to be assumed by Sellers and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts at Closing. The Sale Order shall provide, among other things, that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, all included on an exhibit attached to a notice filed with the Bankruptcy Court in accordance with the Bidding Procedures Order. Such exhibit shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts as determined by Sellers based on Sellers’ books and records, and the Bidding Procedures Order shall require any counterparty to any Assigned Contracts to respond or be bound to estimate designated in such notice as the Cure Cost for such Assigned Contract or such other Cure Cost as otherwise determined by the Bankruptcy Court. At the Closing, Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement(s), assume and assign to Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts that may be assigned by any such Seller to Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code, subject to adjustment pursuant to Section 1.5(b). At the Closing (or promptly thereafter upon the determination by Purchaser of an agreed Cure Cost amount), Purchaser shall (i) pay all Cure Costs and (ii) assume each Assigned Contract pursuant to section 365 of the Bankruptcy Code. Purchaser shall use reasonable efforts to provide sufficient adequate assurance of future performance in accordance with the Bidding Procedures Order necessary to satisfy the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to Assigned Contracts.

(b)               Excluding or Adding Assigned Contracts Prior to Closing. Purchaser shall have the right to notify Sellers in writing of any Assigned Contract (other than any Assigned POs) that it does not wish to assume or a Contract to which any Seller is a party that is exclusively used or held for use in the Business or the Retail Business that Purchaser wishes to add as an Assigned Contract, in each case up to one (1) Business Day prior to the Closing and (i) any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts and automatically deemed added to the Schedules related to Excluded Contracts, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Excluded Contract that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to the Schedules related to Assigned Contracts, automatically deemed removed from the Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price. Purchaser shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assigned Contracts arising or that are otherwise payable from the time of and after the Closing.

(c)               Non-Assignment. Notwithstanding the foregoing, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract (i) is rejected by a Seller or terminated by a Seller or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption or (ii) requires a Consent or Governmental Authorization (other than, or in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of the applicable Seller’s rights under such Contract, and such Consent or Governmental Authorization has not been obtained prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder. In addition, no Acquired Asset shall be assigned to, or assumed by, Purchaser to the extent that such Acquired Asset requires a Consent or Governmental Authorization (other than, or in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of the applicable Seller’s rights with respect to such Acquired Asset, and no such Consent or Governmental Authorization has been obtained prior to the Closing. In the event that any Acquired Asset is deemed not to be assigned pursuant to clause (ii) of the first sentence of this Section 1.5(c) or the immediately preceding sentence, the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and six (6) months following the Closing (or the remaining term of any such Acquired Asset that is a Contract or the closing of the Bankruptcy Case, if shorter), Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing (which reasonable best efforts shall not require any payment or other consideration from Sellers or Purchaser (other than the Cure Costs, which shall be the responsibility of Purchaser)) and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Acquired Asset, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates) under such Acquired Asset with respect to which the Consent and/or Governmental Authorization has not been obtained and (2) Purchaser shall assume any related burden and obligation (including performance) with respect to such Acquired Asset. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Acquired Asset after the Closing, such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code.

1.6              Designation Rights; Acquired Inventory.

(a)               From and after the date of this Agreement until November 22, 2020, Purchaser may, in its sole discretion, elect to exercise the Designation Rights Option by providing written notice to Sellers of such election (such notice, the “Designation Rights Exercise Notice”). The “Designation Rights Option” shall mean the right of Purchaser to specify, in the Designation Rights Exercise Notice, a list of Leases for physical store locations of the Retail Business and Contracts related exclusively to the Business or Retail Business (such Leases and Contracts, the “Held Contracts”) and such Held Contracts shall be neither Acquired Assets or Excluded Assets as of the Closing.

(b)               If Purchaser delivers the Designation Rights Exercise Notice in accordance with Section 1.6(a):

(i)                 immediately upon such delivery of the Designation Rights Exercise Notice, (A) all Inventory of the Business and Retail Business that is located at the retail stores that are the covered by a Held Contract or distribution centers as of Closing (whether held for the Business or the Retail Business or for e-commerce or brick-and-mortar stores or wholesale, but in any event excluding, for the avoidance of doubt, any Inventory located at a store that is not covered by a Held Contract) (up to $50,000,000 of aggregate Inventory Value) (the “Acquired Inventory”) shall be deemed to be an Acquired Asset; and (B) all right, title, and interest of Sellers as of the Closing in and to any furniture, fixtures, trade fixtures, store models, shelving, and other equipment located at the premises of the stores listed in the Designation Rights Exercise Notice shall also be deemed an Acquired Asset at the option of Purchaser; provided that, for the avoidance of doubt, Purchaser shall not have any obligation to acquire any Acquired Inventory until such time, if any, that Purchaser delivers the Designation Rights Election Notice to Sellers;

(ii)              Purchaser shall pay the Estimated Inventory Price at Closing pursuant to Section 2.1;

(iii)            at any time and from time to time during the period (the “Designation Period”) commencing on the Closing Date and ending on the earlier of (A) the date that is sixty (60) days following the Closing and (B) the date on which the Bankruptcy Court enters an Order confirming a plan of reorganization of Sellers (or, in the case of this clause (B), such later date as may be permissible for assumption or rejection of Contracts in the Bankruptcy Case) but in no event earlier than the date that is thirty (30) days following the Closing, Purchaser may, by notice to Sellers, designate one or more Held Contracts either (Y) to be assumed by Sellers and assigned to Purchaser or its designee as an Assigned Contract or (Z) not to be assigned to Purchaser and instead designated as an Excluded Contract, in each case, without any adjustment to the Purchase Price; for the avoidance of doubt, Purchaser shall have no obligation to assume any Held Contracts until Purchaser designates a Held Contract for assumption and assignment in accordance with this Section 1.6(b)(iii) and any Held Contracts not designated for assumption and assignment in accordance with this Section 1.6(b)(iii) prior to the expiration of the Designation Period shall be deemed to be Excluded Contracts immediately upon expiration of the Designation Period;

(iv)             Purchaser shall be responsible for any and all Liabilities and performance obligations of the Sellers under all Held Contracts, and all Liabilities with respect to the stores that are subject to Held Contracts, accruing or arising on or after the Closing; provided that if any Held Contract is designated as an Excluded Contract pursuant to clause (Z) of Section 1.6(b)(iii), Purchaser shall not be responsible for any such payment Liabilities and performance obligations accruing or arising after the date that is five (5) Business Days after the date Purchaser sends a notice pursuant to clause (Z) of Section 1.6(b)(iii) with respect to such Excluded Contract.

(c)               In the case of any designation pursuant to clause (Y) of Section 1.6(b)(iii), the Parties shall take such actions as are necessary or otherwise required to cause such Assigned Contracts to be assumed by Sellers and assigned to Purchaser or its designee pursuant to Section 365 of the Bankruptcy Code, including payment by Purchaser of any related Cure Costs.

(d)               In the case of any designation pursuant to clause (Z) of Section 1.6(b)(iii), (A) Purchaser shall be responsible for the removal and transportation (and any costs thereof) of any Acquired Inventory and any other Acquired Asset from the store locations that are subject to such Excluded Contracts, prior to such time as Sellers are no longer entitled to occupy such stores pursuant to the Bankruptcy Code, (B) any Acquired Inventory or Acquired Asset not so removed by Purchaser prior to such time shall be deemed abandoned without any change to the Purchase Price or the Inventory Purchase Price, and (C) Purchaser shall be responsible for any Liabilities of Sellers that arise as a result of such abandonment under such Excluded Contracts that constitute administrative expenses of Sellers in the Bankruptcy Case.

(e)               The Inventory Purchase Price shall be determined and adjusted as follows.

(i)                 Estimated Inventory Price. Sellers shall, at least five (5) Business Days prior to the Closing Date, prepare and deliver to Purchaser a written statement setting forth in reasonable detail Sellers’ good faith estimate of the Inventory Purchase Price (the “Estimated Inventory Price”). All calculations relating to the Estimated Inventory Price, the Purchaser Inventory Statement, and the Final Inventory Price pursuant to this Section 1.6(e) shall be made and prepared in accordance with the applicable definitions and terms of this Agreement and, to the extent not inconsistent with such definitions and terms, the past procedures, practices, methodologies and standards used by Sellers in maintaining their financial books and records and preparing their financial statements.

(ii)              Purchase Inventory Price. Not later than fifteen (15) days following the Closing Date, Purchaser shall prepare and deliver to Sellers a written statement (the “Purchaser Inventory Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of the Inventory Purchase Price. If Purchaser fails to deliver the Purchaser Inventory Statement before the expiration of the such fifteen (15)-day period, the Estimated Inventory Price shall be deemed final and binding on all Parties.

(iii)            Review. After receipt of the Purchaser Inventory Statement, Sellers shall have fifteen (15) days (the “Review Period”) to review the Purchaser Inventory Statement. During the Review Period, Sellers shall have full access to the books and records, personnel, advisors and work papers of Purchaser and its Affiliates, in each case to the extent that they relate to the Purchaser Inventory Statement and to such historical financial information (to the extent accessible by or in the possession of Purchaser or its Affiliates, personnel or advisors) relating to the Purchaser Inventory Statement as Sellers may reasonably request for the purpose of reviewing and responding to the Purchaser Inventory Statement and to prepare any Statement of Objections.

(iv)             Objection. On or prior to the last day of the Review Period, Sellers may object to all or any portion of the Purchaser Inventory Statement by delivering to Purchaser a written statement setting forth Sellers’ objections to the amounts set forth therein in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Purchaser Inventory Statement and the amounts set forth therein shall be deemed final and binding on all Parties. To the extent any amounts or items set forth in the Purchaser Inventory Statement are not disputed in the Statement of Objections, such amounts or items shall be deemed final and binding on all Parties. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Sellers and Purchaser shall negotiate in good faith to resolve any objections set forth therein within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, to the extent any or all of such objections are so resolved within the Resolution Period, the Purchaser Inventory Statement shall be amended to reflect the resolution so obtained and agreed to in writing by the Parties. If all such objections have been resolved during the Resolution Period and agreed to in writing by the Parties, the Purchaser Inventory Statement (as amended in accordance with the immediately preceding sentence) and the amounts set forth therein shall be final (other than to the extent of any Disputed Items) and binding on all Parties.

(v)               Resolution of Disputes. If Sellers and Purchaser fail to reach an agreement with respect to some or all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then the Parties shall engage, refer any such items or amounts then remaining in dispute (“Disputed Items”) to, and execute a customary engagement letter with Alix Partners, or, in the event Alix Partners declines to accept engagement hereunder, such other nationally recognized certified public accounting firm, other than Sellers’ accountants or Purchaser’s accountants, mutually agreeable to Sellers and Purchaser (the “Accountant”) who, acting as an expert and not as an arbitrator, shall resolve the Disputed Items only, in accordance with the terms and conditions of this Agreement, and the Purchaser Inventory Statement (as the same may theretofore have been amended pursuant to Section 1.6(e)(iv)) shall be amended to reflect the Accountant’s resolution of the Disputed Items, and the Purchaser Inventory Statement and the items set forth therein, each as so amended, shall be final and binding on all Parties. Each Party shall give the Accountant access to all information that in the reasonable opinion of the Accountant is necessary to resolve the Disputed Items and shall cause such information to be provided promptly. The Accountant shall decide only the Disputed Items, and its decision for each Disputed Item must be within the range of values assigned to each such item in the Purchaser Inventory Statement and the Statement of Objections, respectively. The Inventory Purchase Price set forth in the Purchaser Inventory Statement, as amended as necessary to reflect the final and binding determinations of the amounts therein pursuant to Sections 1.6(e)(iv) or 1.6(e)(v), as applicable, is referred to herein as the “Final Inventory Price.”

(vi)             Fees of the Accountant. The fees and expenses of the Accountant shall be paid by Sellers, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers, on the one hand, or Purchaser, on the other hand, respectively, bears to the aggregate amount actually contested by Sellers and Purchaser.

(vii)          Determination by Accountant. The Accountant shall be instructed by Purchaser and Sellers to make its determination with respect to the Disputed Items as soon as practicable, and in any event within fifteen (15) days (or such other time as the Parties shall agree in writing) after the Accountant’s engagement hereunder.

(viii)        Payments of Post-Closing Adjustment. If the Estimated Inventory Price is more than the Final Inventory Price, the Company and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to promptly release to Purchaser cash in the amount of such excess and any remaining amounts in the Escrow Account to Sellers; provided that the Parties agree that the Holdback Amount and recourse to Escrow Account shall be Purchaser’s sole recourse with respect to any adjustment pursuant to this Section 1.6(e)(viii). If the Final Inventory Price is more than the Estimated Inventory Price, Purchaser shall promptly pay to Sellers an amount equal to such excess and the Company and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to promptly release the Holdback Amount to Sellers. Any payment to be made pursuant to this Section 1.6(e)(viii) shall be due within five (5) Business Days after the final and binding determination of each of the amounts and items set forth in the Purchaser Inventory Statement pursuant to this Section 1.6(e).

(ix)             Adjustments for Tax Purposes. Any payments made pursuant to Section 1.6(e)(viii) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(f)               Purchaser may, at its option, deliver to Sellers a preliminary list of Leases for retail stores that it in good faith is considering including in the Designation Rights Exercise Notice (such stores, the “Potential Stores”), which list Purchaser may update from time to time prior to November 22, 2020. Upon receipt of such list or update, Sellers shall not conduct (and if in the process of conducting, immediately cease) any “store closing” or similar themed sales in the Potential Stores; provided that Sellers may commence or continue sales at any such stores so long as no advertising to the foregoing effect is used in connection therewith but permitting advertising with “sale on everything,” “total liquidation,” “total inventory blowout”, “everything must go,” or similar themed sales. If any Potential Store is not on the final Held Contract list contained in the Designation Rights Exercise Notice delivered pursuant to Section 1.6(a), or if no Designation Rights Exercise Notice is delivered in accordance with Section 1.6(a), such Potential Store(s) shall not be subject to the foregoing limitations immediately upon Sellers’ receipt of the Designation Rights Exercise Notice.

Article II

Consideration; Closing

2.1              Consideration; Payment.

(a)              The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities and (ii) the payment of an amount equal to the sum (the “Cash Purchase Price”) of (A) $71,000,000 ($1,000,000 of which shall be deposited with the Sellers’ claims agent in the Bankruptcy Case, which amount shall be subject to Section 6.3(h)) plus (B) only if the Designation Rights Option is exercised in accordance with Section 1.6(a), the Estimated Inventory Price.

(b)              At the Closing, Purchaser shall pay to Sellers an amount equal to (i) the Cash Purchase Price, minus (ii) the Deposit, minus (iii) only if the Designation Rights Option is exercised in accordance with Section 1.6(a), the Holdback Amount (the “Closing Date Payment”). The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least two (2) Business Days prior to the date such payment is to be made.

(c)               Only if the Designation Rights Option is exercised in accordance with Section 1.6(a), at the Closing, Purchaser shall deposit with Acquiom Clearinghouse LLC (the “Escrow Agent”), by wire transfer of immediately available funds, cash in an aggregate amount equal to 20% of the Estimated Inventory Price (the “Holdback Amount”) for deposit into a separate escrow account (the “Escrow Account”) established pursuant to a customary escrow agreement, to be executed on the Closing Date, by and among the Company, Purchaser and the Escrow Agent.

2.2              Deposit.

(a)               Purchaser has, on or prior to the date hereof, made an earnest money deposit in the amount of $10,000,000 (the “Deposit”), by wire transfer of immediately available funds for deposit into the escrow account identified and established by Sellers with its claims agent subject to the procedures set forth in the Bidding Procedures Order (as modified by the motion filed in connection therewith). The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any of Sellers or Purchaser and shall be applied against payment of the Cash Purchase Price on the Closing Date.

(b)               If this Agreement has been terminated by the Company pursuant to Section  8.1(f) or 8.1(h), then the Company shall retain the Deposit together with all received investment income, if any.

(c)               If this Agreement has been terminated by any Party, other than as contemplated by Section  2.2(b), then the Deposit, together with all received investment income, if any, shall be returned to Purchaser within five (5) Business Days after such termination.

(d)              The Parties agree that the Company’s right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e)               If the Closing occurs, the Deposit shall be transferred to the Company.

2.3              Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Closing Date Payment, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654) at 8:00 a.m. Chicago time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.4              Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a)               a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”) duly executed by Sellers;

(b)               an assignment agreement with respect to the Transferred Intellectual Property substantially in the form of Exhibit B ( the “IP Assignment Agreement”), duly executed by Seller(s) party thereto;

(c)               a copy of the Sale Order, as entered by the Bankruptcy Court;

(d)               a duly executed IRS Form W-9 with respect to each Seller (or, in the case of any disregarded entity, the regarded parent entity of such Seller); provided that the sole remedy of the Purchaser for the failure of any Seller to deliver such certificate and notice shall be the withholding of Tax as provided in Section 2.6 and the delivery of such certificate and notice shall in no event be a condition to the Closing; and

(e)               an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied.

2.5              Closing Deliveries by Purchaser to the Company. At the Closing, Purchaser shall deliver to (or at the direction of) the Company:

(a)               the Closing Date Payment;

(b)               the Assignment and Assumption Agreement, duly executed by Purchaser;

(c)               the IP Assignment Agreement, duly executed by Purchaser; and

(d)               an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

2.6              Withholding. Purchaser shall not be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, except to the extent resulting from a Seller’s failure to satisfy its obligations under Section 2.4(d). In the event that any such withholding is made or is expected to be made, Purchaser shall give Sellers at least five (5) Business Days’ prior written notification of its intention to make any such deduction or withholding and shall cooperate with Sellers to mitigate, reduce or eliminate any such deduction or withholding. To the extent Purchaser deducts or withholds any amount from Sellers that was not required to be deducted or withheld, Purchaser shall promptly return such amount to Sellers, as applicable, within ten (10) days of a reasonable good faith determination by Purchaser that such amount was improperly deducted or withheld.

Article III

Representations and Warranties of Sellers

Except as disclosed in any forms, statements or other documents filed with the Bankruptcy Court or as set forth in the Schedules delivered by the Company concurrently herewith (subject to Sections 6.6(a) and 10.10), Sellers represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date:

3.1              Organization and Qualification. Each of Sellers (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2              Authorization of Agreement. Subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, the execution, delivery, and performance of this Agreement by each Seller, and the consummation by such Seller of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate or similar organizational action, and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement by such Seller. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly and validly executed and delivered by such Seller, and, assuming this Agreement is a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws relating to or affecting creditors’ rights or general principles of equity (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

3.3              Conflicts; Consents.

(a)              Except as set forth on Schedule 3.3(a) and assuming (x) compliance with all requirements of the Bankruptcy Code, and (y) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 3.3(b) are made, given or obtained (as applicable), and (z) the Sale Order has been entered, still in effect and not subject to any stay pending appeal at the time of Closing, the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby, do not: (i) violate the certificate of formation, limited liability company agreement or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) violate any Law applicable to the Company or any of its Subsidiaries or by which any of the Acquired Assets is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or any of its Subsidiaries under, any Assigned Contracts; except, in each case, for any such violations, breaches, defaults or other occurrences that are not material to the Acquired Assets and Assumed Liabilities, taken as a whole.

(b)              Except as set forth on Schedule 3.3(b), after giving effect to the Sale Order and any applicable Order of the Bankruptcy Court authorizing the assignment and assumption of the Assigned Contracts Sellers are not required to file, seek or obtain any notice, authorization, approval, Order, permit, or consent of or with any Governmental Body in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals, (ii)  such filings as may be required by any applicable federal or state securities or “blue sky” Laws or any applicable filing, notification, waiting period or approval requirements, to the extent required, under the HSR Act and all applicable Antitrust Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Acquired Assets and Assumed Liabilities taken as a whole, or (iv) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.

3.4              Title to Properties. (a) Subject to entry of the Sale Order and obtaining any other requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, the Company and its Subsidiaries own good title to, or hold a valid leasehold interest in, all of the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, other than any failure to own or hold such Acquired Assets that is not material to the Acquired Assets taken as a whole. (b) At the Closing, Sellers will convey, subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, good and valid title to, or valid leasehold interests in, all of Sellers’ interests in the Acquired Assets, free and clear of all Encumbrances (except for Permitted Encumbrances), to the fullest extent permissible under Section 363(f) of the Bankruptcy Code and subject to the rights of licensees under Section 365(n) of the Bankruptcy Code.

3.5              Insurance. Each material insurance policy maintained by the Company and its Subsidiaries on the Acquired Assets is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage for any material claim has been received with respect to any such insurance policy.

3.6              Contracts. Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, each of the Assigned Contracts is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, except as may be limited by the Enforceability Exceptions. Except as a result of the commencement of the Bankruptcy Case or as would not reasonably be expected to be material to the Acquired Assets and Assumed Liabilities, taken as a whole, neither the Company nor any of its Subsidiaries, as applicable, is in material default, or is alleged in writing by the counterparty thereto to have materially breached or to be in material default, under any Assigned Contract, and, to the knowledge of the Company, the other party to each Assigned Contract is not in material default thereunder. The Company has made available to Purchaser complete and correct copies of all Assigned Contracts, each as amended to the date hereof. None of the Assigned Contracts has been canceled or otherwise terminated, and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination. No Seller has assigned, delegated or otherwise transferred to any third party any of its rights or obligations with respect to any Assigned Contract. Sellers have not, and, to the Company’s knowledge, no other party to any Assigned Contract has, commenced any Action against any of the parties to any Assigned Contract or given or received any written notice of any material default or violation under any Assigned Contract, in each case that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Costs, assuming entry of the Sale Order. Each of the Assigned POs are governed by written terms and conditions between a Seller and the counterparty thereto that contain provisions consistent with industry standards relating to conformity to samples, inspection of goods, quality of goods, post-shipment reviews, acceptance and rejection of goods and remedies for the Seller party thereto should there be a failure to meet such terms and conditions.

3.7              Litigation. Except as set forth on Schedule 3.7 and other than the Bankruptcy Case, there are, and during the prior two (2) years there have been, no Actions pending against or by the Company or any of its Subsidiaries with respect to the Acquired Assets or the Assumed Liabilities, at law or in equity, or before or by any Governmental Body, other than any Action pursuant to which no injunctive or equitable relief is sought and where the monetary damages are covered by insurance or would not reasonably be expected to be material to the Acquired Assets and Assumed Liabilities, taken as a whole. Except as set forth on Schedule 3.7 and other than in connection with the Bankruptcy Case, neither the Company nor any of its Subsidiaries is, or during the prior two (2) years has been, subject to any outstanding Order with respect to the Acquired Assets or the Assumed Liabilities, other than any such Order where no injunctive or equitable relief was granted and where the monetary damages were covered by insurance or were not be material to the Acquired Assets and Assumed Liabilities, taken as a whole.

3.8              Permits; Compliance with Laws. Except as set forth on Schedule 3.8:

(a)               Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material permits, certificates, licenses, approvals, registrations and authorizations that are required in connection with the ownership, operation and use of the Acquired Assets and Assumed Liabilities under applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect.

(b)               The Company and its Subsidiaries are, and have been during the prior two (2) years, in compliance, in all material respects, with all Laws applicable to the ownership, operation and use of the Acquired Assets and Assumed Liabilities, and during the prior two (2) years neither the Company nor any of its Subsidiaries has received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such Laws, except in each case as would not reasonably be expected to be material to the Acquired Assets and Assumed Liabilities, taken as a whole. No investigation by any Governmental Body with respect to the Company’s or any of its Subsidiaries’ ownership, operation and use of the Acquired Assets and Assumed Liabilities is pending or, to the Company’s knowledge, threatened, and during the prior two (2) years neither the Company nor any of its Subsidiaries has received any written notice of any such investigation, except, in each case, for any such investigation that would not reasonably be expected to be material to the Acquired Assets and Assumed Liabilities taken as a whole.

3.9              Intellectual Property. Except as set forth on Schedule 3.9:

(a)               Schedule 1.1(b) contains a correct and complete list of all copyright registrations and applications therefor, internet domain name registrations, social media accounts, patents and patent applications, and trademark registration and applications, in each case, included in the Transferred Intellectual Property. A Seller exclusively owns each item of Transferred Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and the Each item of Intellectual Property set forth on Schedule 1.1(b) is valid, subsisting and enforceable, pending in the name of a Seller and filed in accordance with applicable Laws.

(b)               Except as would not reasonably be expected to be material to the Acquired Assets and Assumed Liabilities taken as a whole, (i) none of the Intellectual Property set forth on Schedule 1.1(b) is involved in or, during the prior two (2) years, has been involved in any opposition, invalidation or cancellation proceeding, and (ii) all necessary registration, maintenance, renewal and other fees and charges currently due through the date of this Agreement in connection with the Transferred Intellectual Property have been timely paid and all necessary documents and certificates in connection with the Transferred Intellectual Property have been timely filed with the relevant governmental office, authority or registrar.

(c)              Neither the Company’s nor any of its Subsidiaries’ operation of the Business or the Retail Business infringes, dilutes, misappropriates or otherwise violates or, during the prior two (2) years, has infringed, diluted, misappropriated or otherwise violated any Intellectual Property of any other Person.

(d)               To the knowledge of the Company, no third party infringes, dilutes, misappropriates or otherwise violates or, during the prior two (2) years, has infringed, diluted, misappropriated or otherwise violated any Transferred Intellectual Property, except where such infringement, misappropriation or violation is not material to the Acquired Assets and the Assumed Liabilities taken as a whole. The Company and its Subsidiaries have used commercially reasonable efforts to maintain the secrecy of their material trade secrets included in the Acquired Assets, except where such failure to maintain such material trade secrets would not be material to the Acquired Assets and Assumed Liabilities taken as a whole.

(e)               Except for office actions issued in the ordinary course of prosecution by the United States Patent and Trademark Office or analogous foreign Governmental Body, in the prior two (2) years, no claim by any third party contesting the validity or enforceability of any of the Transferred Intellectual Property has been made or threatened against the Company or any of its Subsidiaries, in each case in writing.

(f)                During the prior two (2) years, neither the Company nor any of its Subsidiaries has made any claim of infringement, dilution, misappropriation or other violation by others of its rights to or in connection with the Transferred Intellectual Property, except for any violation or infringement that is not material to the Acquired Assets and Assumed Liabilities taken as a whole.

(g)               There is no material Transferred Intellectual Property developed by any shareholder, director, officer, contractor, consultant or employee of the Company or one or more of its Subsidiaries that is used by the Business or the Retail Business and (i) that has not been transferred to the applicable Seller or (ii) for which all rights have not vested in the applicable Seller by operation of applicable Law.

(h)               This Section 3.9 contains the sole and exclusive representations and warranties of the Company with respect to Intellectual Property.

(i)                Following the Closing, none of Sellers, their Affiliates or any third parties will own or have any rights in any of the Transferred Intellectual Property except pursuant the license set forth in Section 6.12.

(j)                Except as disclosed in Schedule 3.9(h), neither Sellers nor any of their Affiliates have licensed to any third parties any exclusive rights in any of the Transferred Intellectual Property.

(k)               Each Seller has taken commercially reasonable actions to police all material Trademarks included in the Transferred Intellectual Property against unauthorized use by third Persons, and each Seller and its Subsidiaries has exercised quality control over any authorized third party’s use of such Trademarks as required by applicable Laws and in a manner consistent with industry practices, except as would not reasonably be expected to be material to the Acquired Assets and Assumed Liabilities taken as a whole.

3.10          Data Privacy. With respect to the Acquired Assets and Assumed Liabilities, the Company and its Subsidiaries maintain, and at all times during the prior two (2) years have maintained, commercially reasonable policies and procedures regarding data privacy, protection and security to protect any Personally Identifiable Information and Customer Data collected by or on behalf of the Company and its Subsidiaries. The Company and its Subsidiaries and the conduct of their businesses, in each case with respect to the Acquired Assets and Assumed Liabilities, are in material compliance with, and at all times during the prior two (2) years have been in material compliance with, all applicable Privacy Laws, the Payment Card Industry Data Security Standard and other applicable contractual requirements with respect to data protection, privacy, security, or Personally Identifiable Information and their applicable published privacy policies. The transactions contemplated by this Agreement will not result in (i) a breach of any Privacy Laws, the Company’s or any of its Subsidiary’s published privacy policies in effect as of the date hereof or any Customer Data Use Requirements and (ii) do not require the consent of or notice to any individual. In the past two (2) years (a) no Personally Identifiable Information in the possession or under the control of the Company and its Subsidiaries has been subject to any data breach or other security incident that has resulted in or presents material risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, or loss of such Personally Identifiable Information (a “Security Incident”), and (b) Seller has not notified and, to Sellers’ knowledge, there have been no facts or circumstances that would require Seller to notify, any Governmental Body or other Person of any Security Incident. In the past two (2) years, Seller has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Body or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other Action, in each case relating to any actual, alleged or suspected Security Incident or violation of any Privacy Law or any individual’s privacy rights involving Personally Identifiable Information in the possession or under the control of the Company and its Subsidiaries in the conduct of the Business or the Retail Business, and there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing. Sellers and their Affiliates have the right to use the Customer Data, including for marketing purposes, subject to the Customer Data Use Requirements. Immediately following the consummation of the transactions contemplated hereby, Purchaser will have the right to use the Customer Data included in the Acquired Assets on the same terms as Sellers and their Affiliates had the right to use such Customer Data immediately prior to Closing, including for marketing purposes, subject to the Customer Data Use Requirements. The Customer Data has been collected under and is subject to Seller’s privacy policy attached hereto as Schedule 6.11. This Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to data privacy, protection, and security.

3.11          Brokers. Except as set forth on Schedule 3.11, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any of its Subsidiaries and is entitled to a fee or commission in connection with the transactions contemplated by this Agreement from the Company or any of its Subsidiaries.

3.12          Suppliers. Schedule 3.12 sets forth the ten (10) largest suppliers (measured by aggregate expenses) of the Business for the fiscal year ended July 31, 2020 and the amount of expenses attributable to each such supplier during such period.

3.13          Cost. Sellers have maintained their cost and pricing files in the ordinary course of business consistent with past practices. All cost and pricing files and books and records are accurate in all material respects as to the actual Cost to Sellers for purchasing the goods referred to therein.

Article IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date.

4.1              Organization and Qualification. Purchaser (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

4.2              Authorization of Agreement. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate or similar organizational action, and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming this Agreement is a valid and binding obligation of Sellers, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3              Conflicts; Consents.

(a)               Except as set forth on Schedule 4.3(a) and assuming that the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3(b) are made, given or obtained (as applicable) the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, do not: (i) violate the certificate of incorporation, stockholders agreement or equivalent organizational documents of Purchaser; (ii) violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Encumbrance on any property or asset of Purchaser under, any Contract; except, in each case, for any such violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

(b)               Except as set forth on Schedule 4.3(a), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except (i) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

4.4              Financing. Purchaser has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Purchase Price, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other transactions contemplated by this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with the transactions contemplated by this Agreement. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

4.5              Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.6              No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that will adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.7              Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management or board of directors (or applicable governing body) of the Company or its Subsidiaries, any holder of equity or debt securities of the Company or its Subsidiaries, or any lender or creditor of the Company or its Subsidiaries, on the other hand, (a) relating in any way to the acquisition of the Acquired Assets or the other transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of the Company to entertain, negotiate or participate in any such transactions.

4.8              No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, each of Sellers acknowledges that neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to any Seller by Purchaser.

4.9              No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the representations and warranties made by Sellers to Purchaser in Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser and the Purchaser Group may rely in connection with the transactions contemplated by this Agreement. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (other than solely to the extent expressly set forth in the Express Representations) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (a) with respect to the completeness or accuracy of, or any omission to state or to disclose, any information, including in the Projections, the confidential information presentation prepared by Guggenheim Securities, LLC (the “Information Presentation”), in that certain datasite administered by Intralinks (the “Dataroom”), any Projections or in any meetings, calls or correspondence with management of the Company and its Subsidiaries or any other Person on behalf of the Company, its Subsidiaries or any of their respective Affiliates or Advisors and (b) the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, or prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, in each case, are specifically disclaimed by Sellers, and that neither Purchaser nor any member of the Purchaser Group has relied on any such representations, warranties or statements. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of the Purchaser Group’s own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, the Information Presentation, any Projections or any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or the Company, its Subsidiaries or any of their respective Affiliates or Advisors, or any failure of any of the foregoing to disclose or contain any information, except to the extent express set forth in the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations).

Article V

Bankruptcy Court Matters

5.1            Bankruptcy Actions.

(a)               Purchaser shall promptly take all actions as are reasonably requested by the Company to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things providing necessary assurances of performance by Purchaser under this Agreement and the Plan, and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

(b)               Subject to the Bidding Procedures and any further order of the Bankruptcy Court, if Purchaser is not the prevailing party at the conclusion of the Auction (such prevailing party, the “Successful Bidder”) but is the next highest bidder at the Auction, Purchaser shall be required to serve as a back-up bidder (the “Backup Bidder”) and keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement open and irrevocable until the Back-Up Termination Date as set forth in the Bidding Procedures. If the Successful Bidder fails to consummate the applicable Alternative Transaction, the Backup Bidder will be deemed to have the new prevailing bid, and the Company shall consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement. For the avoidance of doubt, nothing herein shall bind Purchaser to serve as the Successful Bidder or the Backup Bidder beyond the Outside Date, unless otherwise agreed by Sellers and Purchaser.

(c)               To the extent reasonably practicable, from and after the Execution Date and until the Closing Date, Sellers shall deliver to Purchaser, at least two (2) Business Days in advance of Sellers’ filing or submission thereof, drafts of any and all pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed or submitted in connection with or related to this Agreement for Purchaser’s prior review and comment. Such filings shall be reasonably acceptable to Purchaser to the extent they relate to the Business, the Acquired Assets, any Assumed Liabilities or the transactions contemplated hereby, including any of Purchaser’s rights or obligations hereunder. Sellers shall use reasonable best efforts to consult and cooperate with Purchaser regarding any such pleadings, motions, notices, statements, schedules, applications, reports or other papers. In the event the entry of the Bidding Procedures Order or any other Order reasonably necessary in connection with the transactions contemplated by this Agreement shall be appealed, Sellers shall use commercially reasonably efforts to defend such appeal. The Company shall promptly serve true and correct copies of the motion seeking entry of the Sale Order and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and any other applicable Order of the Bankruptcy Court and otherwise comply with all notice requirements of the Bankruptcy Code and the Bankruptcy Rules in connection with any pleading, notice or motion to be filed in connection herewith.

5.2              Cure Costs. Subject to entry of the Sale Order, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5, on or prior to the date of such assignment), pay the Cure Costs and cure any and all other monetary defaults and breaches under the Contracts elected by Purchaser to be Assigned Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

5.3              The Sale Order. Sellers shall use commercially reasonable efforts to obtain entry of the Sale Order of the Bankruptcy Court. The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; (c) find that Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of section 363(m) of the Bankruptcy Code; (d) find that Purchaser has provided, and Sellers have received, the highest and best offer and reasonably equivalent value for the Acquired Assets, and Purchaser has no Liability for fraudulent transfer or similar Liabilities; (e) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; (f) find that Purchaser has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts; (g) find that Purchaser shall have no Liability for any Excluded Liability; and (h) approving Sellers’ entry into the Transition Services Agreement, if any, with Purchaser and providing that any Liability (including any damages claim) of Sellers thereunder shall be an administrative expense in the Bankruptcy Case. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Company to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.

5.4              Bid Protections. Notwithstanding Section 8.2 or anything contained in the Bidding Procedures Order, in the event that (a) this Agreement is terminated pursuant to Section 8.1(j) or Section 8.1(i) and (b) at the time of such termination, Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, Sellers shall pay to Purchaser a cash amount equal to $750,000 (the “Break-Up Fee”) and the Expense Reimbursement as set forth below, due and payable within two (2) days of the Sellers’ consummation of an Alternative Transaction. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that (i) the Purchaser’s right to receive the Break-Up Fee and the Expense Reimbursement as set forth herein is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Purchaser for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision as of the date hereof, and (ii) the Purchaser’s receipt of the Break-Up Fee and the Expense Reimbursement as provided herein shall be the sole and exclusive remedy of Purchaser against Sellers and any of their respective Affiliates for, and upon payment of the Break-Up Fee and the Expense Reimbursement in accordance herewith the Parties and their respective representatives and Affiliates shall be fully released and discharged from, any Liability, damage or other loss suffered by Purchaser or any of its Affiliates under or resulting from this Agreement (including any breach hereof) or the transactions contemplated hereby, and Purchaser shall have no other remedy or cause of action under or relating to this Agreement.

5.5              Approval. Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement shall require the Company or its Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court.

5.6              Contracts. Sellers shall serve on all non-Seller counterparties to all of Assigned Contracts in compliance with the Bidding Procedures Order, a Cure Notice stating that Sellers are or may be seeking the assumption and assignment of such Assigned Contract and shall notify such non-Seller counterparties of the deadline for objecting to the amount of Cure Costs proposed by Sellers. In the event of any objection to the assumption and assignment of any Assigned Contract, the Sellers shall continue to use commercially reasonable efforts to seek authority to assume and assign or otherwise transfer, as applicable, to Purchaser all of the Assigned Contracts. From the date of this Agreement until the Closing, Sellers shall not seek Bankruptcy Court approval to reject any Assigned Contract unless agreed to in writing by Purchaser.

5.7              No Shop. From the date of this Agreement, Sellers shall not, and shall not authorize any of their Affiliates or any of its or their Representatives to, directly or indirectly, encourage, solicit or initiate any inquiries regarding an Alternative Transaction from any third party who has not as of the date hereof entered into a non-disclosure agreement with the Company or any of its Subsidiaries with respect to the possibility of an Alternative Transaction; provided that the foregoing shall not restrict, prohibit or otherwise limit Sellers or any of their Affiliates or Representatives from (a) continuing ongoing communications with third parties bound as of the date hereof by non-disclosure agreements with the Company or any of its Subsidiaries with respect to an Alternative Transaction or (b) responding to any third parties who, absent any prior encouragement, solicitation or initiation of any inquiries regarding an Alternative Transaction by Sellers in violation of this Section 5.7, contact the Company or any of its Subsidiaries with respect to an Alternative Transaction.

Article VI

Covenants and Agreements

6.1           Conduct of Business of Sellers. Until the earlier of the termination of this Agreement and the Closing, except (v) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or Sellers’ debtor-in-possession financing, (w) as required by applicable Law, (x) as otherwise required by or reasonably necessary to carry out the terms of this Agreement or as set forth on Schedule 6.1, (y) actions taken in good faith business judgement in response to the “coronavirus” or “COVID-19” and any Laws or government action taken in connection therewith (provided that upon request by Purchaser, Sellers shall provide an update with respect to any such measures taken by Sellers since the date of this Agreement or previous update) or (z) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall conduct their business with respect to the ownership, operation and use of the Acquired Assets and Assumed Liabilities only in the Ordinary Course and shall not:

(a)               terminate (other than by expiration), or amend, modify (other than by automatic extension or renewal) or waive any rights under the terms of any Assigned Contract (other than any purchase orders);

(b)               without Purchaser's prior written consent, enter into any new purchase order, or terminate (other than by expiration), or amend, modify (other than by automatic extension or renewal) or waive any rights under the terms of any purchase order in effect as of the date of this Agreement, in each case for Inventory designated exclusively for sale via the Business or the Retail Business, that is intended to become an Assigned PO;

(c)               settle or compromise any pending or threatened Action that would reasonably be expected to give rise to Liabilities that are not Excluded Liabilities;

(d)               sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon, allow to lapse or otherwise dispose of any of the Acquired Assets, other than (i) sales of Inventory (other than any Inventory that is an Acquired Asset) in the Ordinary Course, or (ii) pursuant to existing Contracts (other than the Assigned POs);

(e)               subject any portion of the Acquired Assets to any Encumbrance, except for Permitted Encumbrances;

(f)                directly or indirectly, cancel, forgive or compromise any material debt or claim or waive or release any material right of any Seller, in each case that constitutes an Acquired Asset;

(g)               take, or agree to or commit to assist any other Person in taking, any action that would reasonably be expected to result in a failure of any of the conditions to the Closing set forth in Article VII; or

(h)               authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions;

provided that the foregoing shall not limit Sellers from conducting the wind-down and liquidation of the Retail Business. Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.

6.2            Access to Information.

(a)               From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), the Company will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours to the books and records of the Company and its Subsidiaries with respect to the ownership, operation and use of the Acquired Assets and Assumed Liabilities, in order for Purchaser and its authorized Advisors to access such information regarding the Acquired Assets and Assumed Liabilities as Purchaser reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement (including in connection with Purchaser’s efforts to obtain and bind a buyer-side representation and warranty insurance policy and including in connection with Section 6.14); including such information regarding the attributes and structure of data maintained by Sellers with respect to the Business as Purchaser shall reasonably request in writing in order to establish its own platform from which to operate the Business in the manner in which it is operated by Sellers; provided that (i) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (ii) such access will occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access will be directed to Michael Gottlieb or such other Person(s) as the Company may designate in writing from time to time and (iv) nothing herein will require the Company to provide access to, or to disclose any information to, Purchaser if such access or disclosure would (A) cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) require the Company or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of the Company (other than the Subsidiaries of the Company) or otherwise disclose information regarding the Affiliates of the Company (other than the Subsidiaries of the Company) that the Company deems to be commercially sensitive, (C) would waive any legal privilege or (D) be in violation of applicable Laws or the provisions of any agreement to which the Company or any of its Subsidiaries is bound or would violate any fiduciary duty; provided that, in the event that the Company withholds access or information in reliance on the foregoing clause (C) or (D), the Company shall provide (to the extent possible without waiving or violating the applicable legal privilege or Law) notice to Purchaser that such access or information is being so withheld and shall use commercially reasonable efforts to provide such access or information in a way that would not risk waiver of such legal privilege or applicable Law.

(b)               From the date hereof until the Closing, the Company will provide reasonable assistance to Purchaser with respect to contacting the Company’s existing stock vendors to enable Purchaser to seek to build a direct relationship with such vendors in furtherance of potential future orders. Such assistance shall be requested upon reasonable advance notice and during regular business hours and (i) such assistance shall not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (ii) such assistance will occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for such assistance will be directed to Michael Gottlieb or such other Person(s) as the Company may designate in writing from time to time and (iv) nothing herein will require the Company to provide assistance to, or to disclose any information to, Purchaser if such assistance or disclosure would (A) cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B)  require the Company or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of the Company (other than the Subsidiaries of the Company) or otherwise disclose information regarding the Affiliates of the Company (other than the Subsidiaries of the Company) that the Company deems to be commercially sensitive, (C) waive any legal privilege or (D) be in violation of applicable Laws or the provisions of any agreement to which the Company or any of its Subsidiaries is bound or would violate any fiduciary duty; provided that, in the event that the Company withholds assistance or information in reliance on the foregoing clause (C) or (D), the Company shall provide (to the extent possible without waiving or violating the applicable legal privilege or Law) notice to Purchaser that such assistance or information is being so withheld and shall use commercially reasonable efforts to provide such access or information in a way that would not risk waiver of such legal privilege or applicable Law.

(c)               The information provided pursuant to this Section 6.2 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Purchaser or any of its Advisors. Neither the Company nor any of Sellers makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Representations.

(d)               From and after the Closing for a period of three (3) years following the Closing Date (or, if later, the closing of the Bankruptcy Case), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of Purchaser (including for the purpose of better understanding the books and records). Unless otherwise consented to in writing by the Company, Purchaser will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records without first offering to surrender to the Company such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its employees to, provide Sellers with reasonable assistance, support and cooperation with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution or processing of insurance claims).

(e)               Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of the Company or its Subsidiaries prior to the Closing with respect to the Company, its Subsidiaries, their business or the transactions contemplated by this Agreement without the prior written consent of the Company for each such contact, which consent shall not be unreasonably withheld.

(f)                For a reasonable period following the Closing, Sellers will, and will cause their employees to, use commercially reasonable efforts to respond to Purchaser’s inquiries with respect to historical information regarding the Business, to the extent not provided in the Acquired Assets and to the extent of available personnel and books and records, it being understood that Sellers are in the process of ceasing to operate the Business and do not expect to retain personnel related to the Business.

6.3            Employee Matters.

(a)               Sellers shall provide, to the extent it does not violate any applicable Law, reasonable cooperation and information as reasonably requested by Purchaser with respect to its determination of terms and conditions of employment for individuals who are as of the date of this Agreement or were within the past twelve (12) months employed by Sellers (or any of their predecessors) and whose duties during such time were primarily dedicated to the Business or the Retail Business (such employees, the “Covered Employees”). For the avoidance of doubt, Purchaser is under no obligation hereunder to make any offer of employment to any employee of Sellers including any Transition Employees.

(b)               From the Closing Date until the date that is ninety (90) days following the Closing Date (or such earlier date as the employment of the applicable employee terminates for any reason, including if hired by Purchaser pursuant to Section 6.3(c)) (the “Employee Transition Period”), Sellers shall continue to employ the Covered Employees who are set forth on Schedule 6.3(b) to be delivered by Purchaser after the date hereof but in any event by November 22, 2020 but which shall in any event include such sourcing and related employees as are necessary for Sellers to perform their obligations under Section 6.15 (the “Transition Employees ”), and Purchaser shall be responsible for: (a) all actual costs for the compensation and employee benefits (excluding, for the avoidance of doubt, severance payments to the extent such severance payments are incurred during the Employee Transition Period, but including any paid time off and sick leave benefits, employee withholding and similar Taxes, the actual costs incurred under any self-insured health care plan (subject to any stop loss policies) and any costs relating to the provision of benefits under COBRA) payable or provided to the Transition Employees in the ordinary course of business with respect to the Employee Transition Period, (b) all third-party costs or other non-payroll expenses incurred in connection with the Transition Employees providing services during the Employee Transition Period, and (c) all liabilities for Taxes incurred by Sellers with respect to any of the foregoing.

(c)               Any employee to whom Purchaser in its sole discretion provides an offer of employment, which offer, if accepted, shall become effective immediately upon and shall be contingent upon the Closing or, in the case of any Transition Employee, such date during the Employee Transition Period as determined by Purchaser, and who accepts such offer and begins employment with Purchaser shall be referred to herein as a “Transferred Employee.” Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the employees of Sellers will accept the offer of employment from Purchaser or will continue in employment with Purchaser (or, in the case of the Transition Employees, will continue in employment with Sellers). Purchaser shall carry out all actions necessary under applicable Law to effect the transfer of employment to it of each such Transferred Employee who has accepted such offer. Sellers will reasonably cooperate with any reasonable requests by Purchaser in order to facilitate the offers of employment and the delivery of such offers.

(d)               For purposes of eligibility and vesting (other than for accrual of pension benefits or vesting of future equity awards), and determining the level of vacation benefits that will accrue under the benefit plans and programs maintained by Purchaser or any of its Affiliates after the Closing Date (the “Purchaser Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers or any of their respective Subsidiaries before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under analogous employee benefit plans of Sellers in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits.

(e)               (i) Purchaser shall use commercially reasonable efforts to cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans, subject to the terms and conditions of such Purchaser Plan; (ii) for purposes of each Purchaser Plan providing health or welfare benefits, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable employee benefit plans of Sellers); and (iii) Purchaser shall use commercially reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents under the employee benefit plans of Sellers during the plan year in which the Purchaser Plans are made available to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Purchaser Plan.

(f)                Without limiting the foregoing, Purchaser shall assume, honor and be solely responsible for paying, providing and satisfying when due the following: (i) all accrued and unused vacation, personal days, sick pay and other paid time off (including any employer Taxes related thereto), for Transferred Employees earned but unused as of the Closing Date, and (ii) all vacation, personal days, sick pay and other paid time off and any severance and termination pay, notice, and benefits (including any employer Taxes related thereto), to the extent accrued, incurred or arising as a result of employment or separation from employment with Purchaser with respect to Transferred Employees.

(g)               The provisions of this Section 6.3 are for the sole benefit of the Parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any employees of Sellers or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(h)               To the extent that at any time prior to the 60th day following the Closing (i) Purchaser or one of its designees or licensees makes an offer to one or more Covered Employees and (ii) any such Covered Employee(s) accept(s) such offer(s) and irrevocably waive(s) any severance that they may otherwise be entitled to from Sellers, the Cash Purchase Price will be reduced, on a dollar-for-dollar basis, by the aggregate amount of severance so waived by such Covered Employee(s) up to an aggregate amount equal to $1,000,000. Upon each such reduction in Cash Purchase Price, the Sellers shall direct their claims agent holding the $1,000,000 referred to in clause (ii)(A) of Section 2.1(a) to return to the Purchaser an amount in cash equal to the amount of such reduction, and promptly following the 60th day following the Closing, any remaining portion of such $1,00,000 will be released to Sellers.

6.4           Regulatory Approvals.

(a)               The Company will (i) make or cause to be made all filings and submissions required to be made by the Company or its Subsidiaries under any applicable Laws for the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.4, (ii) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with the foregoing and (iii)(A) supply promptly any additional information and documentary material that may be requested in connection with such filings and (B) use commercially reasonable efforts to take all actions necessary to obtain all required clearances in connection with such filings.

(b)               Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the transactions contemplated by this Agreement, (ii) cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (iii)(A) supply promptly any additional information and documentary material that may be requested in connection with such filings and (B) use commercially reasonable efforts to take all actions necessary to obtain all required clearances.

6.5            Reasonable Efforts; Cooperation.

(a)               Subject to the other terms of this Agreement provisions hereof, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper, advisable or permitted under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder. The “reasonable best efforts” of any Party will not require such Party or any of its Subsidiaries, Affiliates or Advisors to expend any money, to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forego any right, remedy or condition hereunder.

(b)               The obligations of the Company pursuant to this Agreement, including this Section 6.5, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), Sellers’ debtor-in-possession financing, and each of Sellers’ obligations as a debtor-in-possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

6.6            Notification of Certain Matters.

(a)               The Company will promptly notify Purchaser of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body related to or in connection with the transactions contemplated by this Agreement; and (iii) promptly upon discovery thereof, any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(a) not to be satisfied. If the subject matter of any such notification required by the previous sentence requires any change in the Schedules, the Company shall deliver to Purchaser prior to the Closing a supplement to such Schedule (the “Updated Schedules”) with such change; provided that in no event will any Updated Schedule delivered to Purchaser serve to amend, supplement or modify the Schedules for purposes of Section 7.2(a); provided further that if the Closing occurs, the Updated Schedules will be considered and deemed to be part of the Schedules for all purposes under this Agreement, and each reference in this Agreement to a particular Schedule will mean such Schedule in, or as updated by, the Updated Schedules.

(b)               Purchaser will promptly notify the Company of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body related to or in connection with the transactions contemplated by this Agreement; (iii) any Actions relating to or involving or otherwise affecting Purchaser or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.6 or that relate to the transactions contemplated by this Agreement; and (iv) any breach or inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.6(a) will not limit the remedies available to Sellers under or with respect to this Agreement.

6.7           Further Assurances. From time to time from and after Closing, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions (including, for the avoidance of doubt, with respect to Sellers, taking actions reasonably requested by Purchaser to deliver the Acquired Assets to or as directed by Purchaser) as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

6.8           Insurance Matters. Purchaser acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to Sellers and the Acquired Assets that is maintained by any Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to Purchaser and the Acquired Assets and no further coverage shall be available to Purchaser or the Acquired Assets under any such policies.

6.9            Receipt of Misdirected Assets. From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the Company, and such right, property or asset will be deemed the property of the Company held in trust by Purchaser for the Company until so transferred.

6.10          Acknowledgment by Purchaser.

(a)               Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, Liabilities, properties, Contracts and prospects of the Company and its Subsidiaries and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and the Purchaser Group have relied solely on the results of the Purchaser Group’s own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the Projections or any information, statements, disclosures or materials, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except to the extent expressly set forth in the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser or any member of the Purchaser Group may rely in connection with the transactions contemplated by this Agreement; and (ii) (other than solely to the extent expressly set forth in the Express Representations) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) with respect to the completeness or accuracy of, or any omission to state or to disclose, any information including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries, any of the Seller Parties or any other Person on behalf of the Company, its Subsidiaries or any of the Seller Parties or any of their respective Affiliates or Advisors and (2) the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, contracts, or prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, in each case, are specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties, and each Seller. Purchaser, on its own behalf and on behalf of the Purchaser Group: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby waives, all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (A) any potentially material information regarding the Company, its Subsidiaries or any of their respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (B) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, Liabilities, prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

(b)               Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser Group of the Company and its Subsidiaries, Purchaser and the members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)               Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it will not assert, institute, or maintain, and will cause each member of the Purchaser Group not to assert, institute or maintain, any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.10, including any such Action with respect to the distribution to Purchaser or any member of the Purchaser Group, or Purchaser’s or any member of the Purchaser Group’s use, of the information, statements, disclosures or materials in the Information Presentation, the Dataroom or Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

(d)               Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the covenants and agreements contained in this Section 6.10 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five (5) years; and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 6.10, Sellers would not enter into this Agreement.

6.11          Use of Customer Data after Closing. From and after the Closing Date, Purchaser shall use the Customer Data transferred to Purchaser hereunder (a) in material compliance with all applicable Privacy Laws, and (b) except to the extent that Purchaser obtains the necessary consents from consumers permitting broader or different uses, or there is any Law or Order that permits broader or different uses, in material compliance with Seller’s privacy policy attached hereto as Schedule 6.11 (collectively, the “Customer Data Use Requirements”). Purchaser shall defend, indemnify and hold harmless Sellers and their Affiliates, from and against any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) solely to the extent such losses, liabilities, costs and expenses arise directly out of Purchaser’s breach of this Section 6.11. For the avoidance of doubt, nothing herein shall require Purchaser to indemnify Sellers and their Affiliates for any losses, liabilities, costs and expenses (including reasonable attorneys’ fees) that arise out of the collection, use, transfer, or other processing of Customer Data by Sellers and/or their Affiliates.

6.12          Wind Down License.

(a)               From and after the Closing Date, Purchaser hereby grants to each Seller and its Affiliates a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable right and license (with the right to sublicense with prior written approval of Purchaser, such approval not to be unreasonably withheld), under the Transferred Intellectual Property, to use the Transferred Intellectual Property (including any social media accounts included in the Transferred Intellectual Property, but only until January 15, 2021) in connection with the administration of the Bankruptcy Case, until the later of (i) the entry of an Order closing the Bankruptcy Case, (ii) the closing of all brick-and-mortar retail stores operated under or with respect to a Transferred Trademark, and (iii) for the purpose of liquidating any Inventory retained by Sellers or their Affiliates but only if Purchaser does not elect to acquire the Acquired Inventory; provided that (A) in no event shall any such use be made for a period of time exceeding four (4) months after the Closing Date and (B) any use of the Transferred Trademarks, including the quality of the products bearing the Transferred Trademarks, shall be consistent with the use of the Transferred Trademarks prior to the date of this Agreement; provided, however, that Sellers are and shall continue to operate (for a period of time not to exceed four (4) months after the Closing Date) liquidation, “going out of business,” and similar operations at the brick and mortar stores and liquidation operations on online platforms (but, in the case of social media, only until January 15, 2021), in either case, which may involve older merchandise and/or significant discounts to historical prices (and advertisements with respect thereto, such as “liquidation sale,” “store(s) closing(s),” “everything must go”), so long as no “going out of business” or similar messages that indicate that the Business or Retail Business is ending are used on the online platforms (including social media included in the Transferred Intellectual Property, but only until January 15, 2021 and in any case no more than two (2) messages in any seven (7)-day period with respect to liquidation, liquidation sale, store closings, everything must go, or the like, without the written consent of Purchaser) and social media content does not include messages that would otherwise reasonably be expected to be materially adverse to the reputation of the Business. Upon request of Purchaser from time to time, Seller will engage in discussions with Purchaser and consider in good faith Purchaser’s concerns, if any, with respect to the impact of such social media on the reputation of the Business. Seller shall provide Purchaser with the current administrative name, password and any other applicable credentials for each social media accounts, and the Parties shall reasonably cooperate in jointly operating such accounts during the period described in this Section 6.12(a), and, for clarity, Seller acknowledges that from and after the Closing Date, Purchaser has the right to utilize the social media accounts, including to upload posts and communications on the social media accounts.

(b)               In addition to the foregoing, Sellers may continue to use the Transferred Trademarks and Customer Data following the Closing (i) for billing and collections purposes in connection with the wind down of Sellers’ private label consumer credit and debit cards until such wind down is completed, (ii) as required by applicable Law and (iii) for the purpose of liquidating any Inventory retained by Sellers or their Affiliates; provided that (A) in no event shall any such use pursuant to clause (i) or (ii) continue for a period of time exceeding six (6) months after the Closing Date, (B) in no event shall any such use pursuant to clause (iii) continue for a period of time exceeding four (4) months after the Closing Date, (C) all use of the Transferred Trademarks, including the quality of the products bearing the Transferred Trademarks, shall be consistent with the use of the Transferred Trademarks prior to the date of this Agreement; provided, however, that Sellers are and shall continue to operate (for a period of time not to exceed four (4) months after the Closing Date) liquidation, “going out of business” and similar operations solely at the brick and mortar stores which may involve older merchandise and/or significant discounts to historical prices (and advertisements with respect thereto, such as “liquidation sale,” “store(s) closing(s),” “everything must go”)), and (D) all use of the Customer Data shall be in compliance with applicable Laws and Sellers’ privacy policies.

(c)               For the avoidance of doubt, nothing in this Agreement shall prohibit or otherwise restrict the Company and its Affiliates from winding down their respective operations, and affairs or dissolving their respective business entities following the Closing Date.

(d)               In the event that Purchaser exercises the Designation Rights Option pursuant to Section 1.6, the license and right to use the Transferred Intellectual Property, Transferred Trademarks and Customer Data as set forth in this Section 6.12 shall be revised to the extent, if any, mutually agreed to by Purchaser and the Company.

6.13          Guaranty. Guarantor guarantees absolutely and unconditionally to Sellers (a) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Purchaser arising under or pursuant to this Agreement (including, for the avoidance of doubt, the punctual payment of all sums, if any, now and hereafter owed by Purchaser hereunder) and (b) the accuracy of Purchaser’s representations and warranties set forth herein. Guarantor hereby makes the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.6, and 4.7 as to itself, and such representations and warranties shall apply mutatis mutandis as if the Guarantor were substituted for Purchaser therein. The obligations of Guarantor pursuant to this Section 6.13 shall terminate and be of no further force and effect upon consummation of the Closing; provided that the obligations of Guarantor pursuant to this Section 6.13 with respect to Section 6.15 shall survive until the obligations of Purchaser pursuant to Section 6.15 are performed in full.

6.14          Potential Transition Services Agreement. Upon request by Purchaser, Sellers and Purchaser shall discuss in good faith the terms of a potential transition services agreement (a “Transition Services Agreement”), to be entered into as of the Closing Date (if agreed), in form and substance acceptable to Purchaser and Sellers; provided that neither Party shall be obligated to enter into any such Transition Services Agreement that is not acceptable to such Party and no covenant shall be, or be deemed to be, breached and no condition to Closing shall fail, or be deemed to have failed in the event that no such agreement is reached or executed; provided further that if such Transition Services Agreement is executed, such Transition Services Agreement shall provide for a minimum fee of $1,500,000 per month with respect to transition services for e-commerce operations, which services may be terminated by Purchaser upon written notice from Purchaser to Sellers at least sixty (60) days prior to the effective date of such termination.

6.15          Assigned POs. The provisions of this Section 6.15, shall not apply unless Purchaser elects that this Section 6.15 shall apply by delivering written notice thereof to Sellers no later than the date that is two (2) Business Days prior to the Closing. If Purchaser so elects, then with respect to the Assigned POs:

(a)               without limiting Purchaser’s assumption of the Liabilities thereunder, the Assigned POs shall remain in the name of Sellers, and Sellers shall process the Assigned POs and accept the PO Inventory, on behalf of Purchaser;

(b)               Purchaser shall pay, or cause to be paid, to the applicable vendor the amounts due to such vendor under the applicable Assigned POs, in accordance with such vendor’s terms;

(c)               Purchaser shall pay or reimburse Sellers for all of Sellers’ actual duty, freight, agent fees, and Taxes, in connection with the delivery and receipt of the PO Inventory, and any other third party costs actually incurred in connection therewith (such third party costs to be subject to Purchaser’s consent not to be unreasonable withheld), plus an amount equal to 5% of each amount paid pursuant to Section 6.15(b) in consideration for the services provided by Sellers in connection with the warehousing and storage of the PO Inventory;

(d)               during the period in which Sellers are processing the Assigned POs on behalf of Purchaser pursuant to this Section 6.15, Sellers shall provide Purchaser with reasonable access to the information relating to the Business that is contained within Sellers’ product life cycle management system at no additional cost to Purchaser;

(e)               Sellers shall warehouse, prepare for delivery, load for shipment and/or ship the PO Inventory on behalf of and at the direction of Purchaser, and Purchaser shall reimburse Sellers for their reasonable costs in connection therewith, including allocated distribution or warehouse labor and supplies (up to an amount not to exceed $300,000), freight and shipping; provided that Purchaser must provide directions such that all PO Inventory shall be out of Sellers’ possession no later than May 31, 2021; and

(f)                Purchaser shall gross-up Sellers for any Liabilities for Taxes that Sellers incur in connection with Sellers’ performance under this Section 6.15, including in respect of payments or reimbursements made by Purchaser to Sellers pursuant to this Section 6.15 (including “taxes on taxes”), such that Sellers are in no worse position (and, for the avoidance, would not receive a windfall) as compared to if Sellers had not performed the undertakings contemplated by this Section 6.15.

Article VII

Conditions to Closing

7.1            Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)               no court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

(b)               the Bankruptcy Court shall have entered the Sale Order, which shall not be subject to any stay as of the Closing Date.

7.2            Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)               the representations and warranties made by Sellers in Article III shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein), in each case as of the date hereof and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the representations set forth in Sections 3.1, 3.2, 3.4(a), and 3.11 will be true and correct in all material respects (without disregarding any qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein);

(b)               Sellers shall have performed or caused to be performed, in all material respects, all of the obligations and covenants required by this Agreement to be performed by Sellers by the Closing;

(c)               Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4; and

(d)               from the date of this Agreement until the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect.

7.3            Conditions Precedent to the Obligations of the Company. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)               the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b)               Purchaser shall have performed or caused to be performed, in all material respects, all of the obligations and covenants required by this Agreement to be performed by Purchaser by the Closing; and

(c)               Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.5.

7.4            Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the transactions contemplated hereby.

Article VIII

Termination

8.1            Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of the Company and Purchaser;

(b)               by written notice of either Purchaser or the Company, upon the issuance by any Governmental Body of an Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was caused by the breach or action or inaction of such Party;

(c)               by written notice of either Purchaser or the Company, if the Closing shall not have occurred on or before 5:00 PM New York City time on December 9, 2020 (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by the breach or action or inaction of such Party;

(d)               by written notice of either Purchaser or the Company, if the Bankruptcy Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Bankruptcy Case;

(e)               by written notice from Purchaser to the Company, if Sellers announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party), other than a wind-down plan of Sellers’ estates post-Closing;

(f)                by written notice from the Company to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or  7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser then the Company may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after the Company notifies Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to the Company at any time that the Company is in material breach of, any covenant, representation or warranty hereunder;

(g)               by written notice from Purchaser to the Company, upon a breach of any covenant or agreement on the part of any Seller, or if any representation or warranty of any Seller will have become untrue, in each case, such that the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(d) would not be satisfied; provided that (i) if such breach is curable by such Seller then Purchaser may not terminate this Agreement under this Section 8.1(g) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after Purchaser notifies the Company of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;

(h)               by written notice from the Company to Purchaser, if all of the conditions set forth in Sections  7.1 and  7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section  2.3;

(i)                 by written notice from Purchaser to the Company, if Purchaser is not the Successful Bidder or the Backup Bidder at the Auction or automatically upon consummation by Sellers of an Alternative Transaction with the Successful Bidder (other than Purchaser);

(j)                 by Purchaser, if (i) the Sale Order shall not have been entered by the Bankruptcy Court on the date that is thirty (30) days after the date hereof or as soon thereafter as the Bankruptcy Court is available to hear a motion seeking entry of the Sale Order and enter the Sale Order, or (ii) at any time after entry of the Sale Order, such Sale Order is subject to a notice of appeal, reversed, stayed, vacated or otherwise modified.

Notwithstanding anything to the contrary contained herein, a Party shall not be permitted to terminate this Agreement pursuant to this Article VIII if the applicable event giving rise to termination hereunder was caused by the breach or action or inaction of such Party.

8.2            Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement (including any obligation to serve as Backup Bidder) shall forthwith become void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided that Section 2.2, this Section 8.2, and Article X shall survive any such termination; provided further that no termination will relieve any Party hereto of any Liability for any breach of this Agreement occurring prior to termination by such Party.

Article IX

Taxes

9.1              Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use, or other Taxes and recording charges payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes. Sellers and Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt all such transactions from any Transfer Taxes.

9.2              Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall allocate the Purchase Price (and any Assumed Liabilities or other items treated as part of the purchase price for applicable income Tax purposes) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and the methodology set forth in Schedule 9.2 (the “Allocation Methodology”). As soon as commercially practicable, but no later than sixty (60) days following the determination of the final Purchase Price, Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the Purchase Price (and other amounts treated as Purchase Price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the Allocation Methodology (the “Allocation”). If Sellers deliver a written objection within thirty (30) days after receipt of the draft Allocation proposed by Purchaser, then Purchaser and Sellers shall negotiate in good faith to resolve any such objection, and, if Sellers and Purchaser cannot resolve such dispute within thirty (30) days of Purchaser’s receipt of Sellers’ objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and Sellers shall resolve such dispute and the resolution of such dispute shall be final and binding on the Parties. The Parties and their respective Affiliates shall file all Tax Returns in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocation, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

9.3              Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party (including, for the avoidance of doubt, by providing any relevant Tax Returns reasonably requested by Purchaser solely for the purpose of complying with its obligations under Section 9.4(b)), in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.

9.4              Preparation of Tax Returns and Payment of Taxes.

(a)               Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets for any Tax period ending on or before the Closing Date and (ii) all income Tax Returns of Sellers. Except to the extent any Tax reflected on a return required to be prepared and filed by Sellers pursuant to this Section 9.4 is otherwise reflected as an adjustment to Purchase Price or constitutes an Assumed Liability, Sellers shall be responsible for paying any Taxes reflected on any Tax Return that Sellers are obligated to prepare and file under this Section 9.4(a).

(b)               Purchaser shall prepare and timely file all other Tax Returns with respect to the Acquired Assets that are not addressed by Section 9.4(a). With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practice, and shall provide Sellers with a draft of such Tax Returns at least thirty days prior to the filing of any such Tax Return. Purchaser shall in good faith consider any changes reasonably requested by Sellers with respect to the portion of any such Tax Returns that relates to the portion of a Straddle Period ending on or before the Closing Date. At least five days prior to the due date for filing any such Straddle Period Tax Return, Sellers shall pay to Purchaser any Taxes shown due on such Straddle Period Tax Return that are allocable to the portion of such Straddle Period ending on or before the Closing Date (as determined in accordance with Section 9.4(d)). Purchaser shall be responsible for paying any Taxes (other than any Taxes payable by Sellers pursuant to this Section 9.4(b)) reflected on any Tax Return that Purchaser is obligated to prepare and file under this Section 9.4(b). The Parties agree that they shall cooperate in preparing Internal Revenue Service Form 8594, which shall be prepared in accordance with the Allocation Methodology. Further, such Form 8594 shall be filed with the Internal Revenue Service within the time provided for by the Internal Revenue Service.

(c)               Except as required by Law or a “determination” within the meaning of Section 1313(a) of the Code, Purchaser shall not file any Tax Return, file an amendment to any previously-filed Tax Return, or otherwise take any Tax position that has the effect of increasing any Tax due for a Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date.

(d)               In the case of any Tax with respect to the Acquired Assets that is assessed with respect to a Straddle Period, the amount of such Tax based on or measured by income, sales, use, receipts or similar items (other than property and ad volerem Taxes) for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Period, that in each case relates to the portion of the Straddle Period ending on and including the Closing Date shall equal the amount of such Tax, exemption, allowance or deduction for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

9.5              Wage Reporting. Purchaser and Sellers agree to utilize, or cause their respective Affiliates to utilize, the “alternate procedure” set forth in Revenue Procedure 2004-53 with respect to wage reporting.

Article X

Miscellaneous

10.1          Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in Contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five (5) years following the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Sellers Parties acknowledge and agree, on their own behalf and on behalf of the Purchaser Group or the Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five (5) years; and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement.

10.2          Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including, for the avoidance of doubt, Section 8.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a)  all Transfer Taxes will be allocated pursuant to Section 9.1 and (b) all Cure Costs will be allocated pursuant to Section 5.2.

10.3          Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser:

Justice Brand Holdings LLC

c/o Bluestar Alliance LLC

240 Madison Avenue #1500

New York, NY 10016

Attention:	Joseph S. Sutton, General Counsel
Email:	jsutton@Bluestarall.com

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention:	Daniel Eisner
Kristine Manoukian

Email:	Daniel.Eisner@srz.com Kristine.Manoukian@srz.com

Notices to Sellers:

Gary Muto, CEO

Ascena Retail Group, Inc.

7 Times Square

New York, NY 10036

Email: gary.muto@ascenaretail.com

Dan Lamadrid, CFO

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, NJ 07430

Email: dan.lamadrid@ascenaretail.com

with a copy to (which shall not constitute notice):

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, NJ 07430

Attention: Michael Veitenheimer

Gary Holland

Email: michael.veitenheimer@ascenaretail.com

gary.holland@ascenaretail.com

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Steve Toth Mariska S. Richards John R. Luze
Email:	steve.toth@kirkland.com mariska.richards@kirkland.com john.luze@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Steven N. Serajeddini
Email:	steven.serajeddini@kirkland.com

10.4          Binding Effect; Assignment. This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and the Company, and any attempted assignment or delegation without such prior written consent shall be null and void, except that Purchaser may freely assign any of its rights and obligations hereunder to one or more designees for purposes of performing its covenants hereunder or consummating the transactions contemplated by this Agreement (provided that no such assignment shall release Purchaser of its obligations and liabilities under this Agreement except to the extent of payment or performance by such designee).

10.5          Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and the Company or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.6          Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.7          Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party or any of their Affiliates will have any liability (whether in Contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement.

10.8          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

10.9          Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

10.10      Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent the relevance of such disclosure is reasonably apparent on its face. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules, Updated Schedules, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

10.11      Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.12      Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.12 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty of any Seller made herein.

10.13      Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

10.14      Governing Law; Waiver of Jury Trial.

(a)               Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15      No Right of Set-Off. Purchaser, on its own behalf and on behalf the Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser, any member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

10.16      Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

10.17      Publicity. No Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or the Company, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or the Company lists securities, provided that the Party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.

10.18      Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Article XI

Additional Definitions and Interpretive Matters

11.1          Certain Definitions.

(a)               “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(b)               “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c)               “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d)               “Alternative Transaction” means any transaction (or series of transactions) with a Person or Persons other than Purchaser in which any Seller sells, transfers or otherwise disposes of, whether directly or indirectly, through a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition, any of the Acquired Assets held thereby (in any form of transaction, whether by merger, sale of assets or equity or otherwise); provided, however, that the foregoing shall not include sales of Inventory in the Ordinary Course.

(e)               “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or any other jurisdiction.

(f)                “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(g)               “Bidding Procedures Order” means the Order (I) Approving the Stalking Horse Protections, (II) Approving Bidding Procedures for the Sale Of Justice Assets, and (III) Approving Assumption and Assignment Procedures [Docket No. 986] entered by the Bankruptcy Court on October 21, 2020.

(h)               “Business” means Sellers’ business of designing, licensing, distributing, marketing, promoting and selling Inventory both on a wholesale basis under a Transferred Trademark and to consumers who place orders for such Inventory through the “www.shopjustice.com” (and similar permutations thereof) website and related internet or mobile application based sales, marketing, advertising and social media channels.

(i)                 “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(j)                 “Cash and Cash Equivalents” means all of the Company’s cash (including petty cash and checks received on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities, credit card receivables and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

(k)               “Code” means the United States Internal Revenue Code of 1986.

(l)                 “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 23, 2020, by and between the Company and Bluestar Alliance LLC.

(m)             “Consent” means any approval, consent, ratification, permission, waiver or other authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(n)               “Contract” means any contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, purchase order, license or other agreement that is binding upon a Person or its property.

(o)               “Cost” means any Sellers’ costs associated with the applicable Inventory as reflected on the applicable Seller’s books and records.

(p)               “Customer Data” means Personally Identifiable Information and other data (e.g., aggregate data) pertaining to current or former customers, or prospective customers, used or held for use in the Business or the Retail Business, including any such data collected through any customer loyalty programs and including email addresses and other contact information, household data, customer file information and associated transaction data (where applicable), including Facebook, Instagram and other social media contact information, in each case, used or held for use in the Business or the Retail Business.

(q)               “Documents” means all of the Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, supplier lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(r)                “Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, license, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, hypothecations, easements, rights of way, encroachments, Orders and conditional sale or other title retention agreements.

(s)                “Expense Reimbursement” means an amount, not to exceed $200,000 of Purchaser’s actual, reasonable, documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including all fees of professionals retained by Purchaser.

(t)                 “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(u)               “Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(v)               “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(w)             “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(x)               “Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, including all of the following: (i) patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof; (ii) trademarks, service marks, slogans, logos, trade names, brand names, corporate names, trade dress, trade styles and other similar designations or indicia of source or origin, together with all registrations, applications and renewals for any of the foregoing, and all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) copyrights and copyrightable works and subject matter, including all registrations and applications associated with each of the foregoing; (iv) internet domain name registrations and social media accounts; (v) art, artwork, archive files, archival materials, product designs, prototypes, molds, product samples and catalogs; (vi) marketing, advertising and promotional materials, (vii) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models and methodologies, sourcing codes, tech packs and digital assets; (viii) other intellectual property rights arising from software and technology; (ix) rights of privacy and publicity; and (x) similar, corresponding or equivalent intellectual or proprietary rights anywhere in the world.

(y)               “Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) maintained or held by or on behalf of, stored by or on behalf of, or in transit to, any of Sellers.

(z)               “Inventory Purchase Price” means the product of (i) the aggregate Inventory Value multiplied by (ii) 1.1.

(aa)            “Inventory Value” means the Cost of all finished goods Inventory; provided that in lieu of any other adjustments to the Inventory Value of Inventory under this Agreement, the aggregate Inventory Value of the Inventory shall be reduced by means of a single global downward adjustment equal to two percent (2%) of the sum of the aggregate Inventory Value of the Inventory. For the avoidance of doubt, no reserves, markdowns, discounts, or other adjustments shall be taken into account in determining “Cost” or “Inventory Value.”

(bb)           “IT Assets” means the laptops and desktop computer systems used by Transferred Employees.

(cc)            “knowledge of the Company,” “Company’s knowledge” and words of similar import mean the actual knowledge of Derek Durley and Jonathan Mugler after reasonable inquiry.

(dd)           “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(ee)            “Leases” means all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any store or distribution center or premises exclusively used in connection with the Business or the Retail Business.

(ff)              “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(gg)           “Material Adverse Effect” means any event, change, occurrence, or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the ability of Sellers to consummate the transactions contemplated by this Agreement or (b) the Acquired Assets and Assumed Liabilities, taken as whole; provided that with respect to clause (b), none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) Effects in, arising from or relating to general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) Effects in, arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) Effects in, arising from or relating to financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) Effects in, arising from or relating to changes in, GAAP, (v) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body, (vi) Effects in, arising from or relating to (A) the taking of any action expressly required by this Agreement or at the request of Purchaser or its Affiliates, (B) the failure to take any action if such action is prohibited by this Agreement, (C) Purchaser’s failure to consent to any of the actions restricted in Section 6.1 or (D) the negotiation, announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Purchaser, (vii) Effects in, arising from or relating to any matter set forth in the Schedules, (viii) Effects that arise from any seasonal fluctuations in the business, (ix) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (x) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions completed by this Agreement or the financing thereof or any breach by Purchaser of the Agreement, (xi)  (A) the commencement or pendency of the Bankruptcy Case; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the reorganization of Sellers, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Assigned Contract; (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries in compliance therewith, or (xi) any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including the “Coronavirus” or “COVID-19”) or any quarantine or trade restrictions related thereto or any other force majeure; except that, in the case of clauses (i), (ii), (iii), (iv), (v), (viii) or (xii), to the extent the Acquired Assets, and Assumed Liabilities, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries or geographic locations in which Sellers operate.

(hh)           “Order” means any order, injunction, order, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

(ii)              “Ordinary Course” means the ordinary and usual course of operations of the business of the Company and its Subsidiaries taken as a whole consistent with past practice and taking into account the commencement and pendency of the Bankruptcy Case.

(jj)              “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable, being contested in good faith, or the nonpayment of which is permitted or required by the Bankruptcy Code; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the tangible Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable, (v) licenses granted on a non-exclusive basis in the Ordinary Course (none of which entitle the licensee to manufacture or distribute products incorporating the Transferred Intellectual Property), (vi) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, materially and adversely affect the operation of the Acquired Assets, (vii) any Encumbrances set forth on Schedule 11.1(jj), and (viii) solely for the purposes of the representations and warranties in Article III, any Encumbrances that will be removed or released by operation of the Sale Order.

(kk)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(ll)             “Personally Identifiable Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personal information”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device.

(mm)         “Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning after the Closing Date.

(nn)          “Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.

(oo)           “Privacy Laws” means all applicable Laws concerning data protection, privacy, security or the collection, use or other processing of Personally Identifiable Information.

(pp)          “Purchaser Group” means Purchaser, any Affiliate of Purchaser and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(qq)          “Sale Order” means an Order of the Bankruptcy Court reasonably acceptable to the Parties approving this Agreement and authorizing Sellers to undertake the transactions contemplated hereunder, which has either become final and non-appealable or contains an express waiver of Bankruptcy Rule 6004(h).

(rr)            “Seller Parties” means Sellers and the Company’s Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(ss)           “Straddle Period” means any Tax period beginning before, and ending after, the Closing Date.

(tt)             “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(uu)           “Tax” or “Taxes” means any U.S. federal, state, local, provincial, foreign or other income, accumulated earnings, personal holding company, net worth, capital, intangibles, windfall profits, goods and services, excise, customs duties, conveyance, mortgage, registration, documentary, recording, premium, severance, environmental, natural resources, intangibles, rent, occupancy, license, employment, workers’ compensation, payroll, health care, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated other similar tax, duty, levy, or other governmental charge or assessment or deficiency thereof (including all interest, penalties thereon and additions thereto, whether disputed or not).

(vv)           “Tax Refund” means any Tax refund, credit or similar benefit with respect to or related to Taxes (including any interest paid or credited with respect thereto).

(ww)       “Tax Return” means any return, declaration, claim for refund, report, statement or information return or other document (including any related or supporting estimates, elections, schedules, statements, information or amendments) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations or administrative requirements, including any schedule or attachment thereto, and including any amendments thereof.

11.2          Index of Defined Terms.

Accountant	10
Acquired Assets	1
Acquired Inventory	8
Agreement	1
Allocation	41
Allocation Methodology	41
Assigned Contracts	2
Assigned POs	2
Assignment and Assumption Agreement	13
Assumed Liabilities	5
Backup Bidder	23
Bankruptcy Case	1
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Rules	1
Break-Up Fee	24

Cash Purchase Price	12
Chosen Courts	47
Closing	13
Closing Date	13
Closing Date Payment	12
Company	1
Covered Employees	29
Cure Costs	5
Customer Data Use Requirements	34
Dataroom	22
Deposit	12
Designation Period	8
Designation Rights Exercise Notice	7
Designation Rights Option	7
Disputed Items	10
Employee Transition Period	29

Enforceability Exceptions	15
Escrow Account	12
Escrow Agent	12
Estimated Inventory Price	9
Excluded Assets	3
Excluded Contracts	3
Excluded Liabilities	6
Express Representations	21
Final Inventory Price	10
Guarantor	1
Held Contracts	8
Holdback Amount	12
Information Presentation	22
IP Assignment Agreement	13
Other Data	2
Outside Date	39
Parties	1
Party	1
Permits	17
PO Inventory	2
Potential Stores	11

Projections	34
Purchase Price	12
Purchaser	1
Purchaser Inventory Statement	9
Purchaser Plans	29
Resolution Period	10
Retail Business	2
Review Period	9
Security Incident	19
Seller	1
Sellers	1
Statement of Objections	10
Successful Bidder	23
Transfer Taxes	41
Transferred Employee	29
Transferred Intellectual Property	2
Transferred Trademarks	2
Transition Employees	29
Transition Services Agreement	36
Updated Schedules	32

11.3          Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)               Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)               The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)               Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)               The words “to the extent” shall mean “the degree by which” and not “if.”

(e)               When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f)              Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g)             The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h)             All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(i)              All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(j)              Any document or item will be deemed “delivered,” “provided” or “made available” by the Company, within the meaning of this Agreement if such document or item (a) is included in the Dataroom, (b) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (c) made available upon request, including at the Company’s or any of its Subsidiaries’ offices.

(k)             Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(l)              Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(m)           All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(n)            A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

JUSTICE BRAND HOLDINGS LLC

By:	/s/ Joseph Sutton
Name: Joseph Sutton
Title: Authorized Signatory

GUARANTOR:

BLUESTAR ALLIANCE LLC

By:	/s/ Joseph Sutton
Name: Joseph Sutton
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ASCENA RETAIL GROUP, INC.

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President, Chief Financial Officer and Assistant Treasurer

TWEEN BRANDS, INC.

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President and Assistant Treasurer

TWEEN BRANDS INVESTMENT, LLC

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President and Assistant Treasurer

TWEEN BRANDS SERVICE CO.

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President and Assistant Treasurer

TWEEN BRANDS DIRECT SERVICES, INC.

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President and Assistant Treasurer

TWEEN BRANDS MARKETING, INC.

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President and Assistant Treasurer

Signature Page to Asset Purchase Agreement

TWEEN BRANDS AGENCY, INC.

By:	/s/ Dan Lamadrid
Name: Dan Lamadrid
Title: Executive Vice President and Assistant Treasurer

Signature Page to Asset Purchase Agreement